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Exhibit (a)(1)(A)

Offer to Purchase
All Outstanding Shares of Common Stock
of

FORTY SEVEN, INC.

At
$95.50 Net Per Share in Cash
by

TORO MERGER SUB, INC.

a wholly owned subsidiary of

GILEAD SCIENCES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER
11:59 P.M., EASTERN TIME, ON APRIL 6, 2020,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Toro Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.0001 per share ("Shares"), of Forty Seven, Inc., a Delaware corporation ("Forty Seven"), at a price per Share of $95.50, net to the holder in cash, without interest (the "Offer Price") upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). Purchaser is a wholly owned subsidiary of Gilead Sciences, Inc. ("Parent"), a Delaware corporation. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 1, 2020 (together with any amendments or supplements thereto, the "Merger Agreement"), among Forty Seven, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Forty Seven, without a meeting of the Forty Seven stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), and Forty Seven will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger"). At the effective time of the Merger, all then outstanding Shares, including any Shares subject to vesting or employment based forfeiture conditions (other than (i) Shares held by Forty Seven (or held in the treasury of Forty Seven), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and (iii) Shares held by stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the effective time of the Merger), will be converted into the right to receive consideration equal to the Offer Price, without interest, without regard to any applicable vesting or employment based forfeiture conditions, and subject to any applicable withholding of taxes.

        After careful consideration, the Forty Seven board of directors has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the "Transactions"), are fair to, and in the best interest of, Forty Seven and its stockholders, (ii) declared it advisable for Forty Seven to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Forty Seven of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (v) resolved to recommend that the stockholders of Forty Seven accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

March 10, 2020

 IMPORTANT

        If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

        If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

 SUMMARY TERM SHEET

        Toro Merger Sub, Inc., a recently formed Delaware corporation ("Purchaser") and a wholly owned subsidiary of Gilead Sciences, Inc., a Delaware corporation ("Parent"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.0001 per share (the "Shares), of Forty Seven, Inc., a Delaware corporation ("Forty Seven"), at a price per Share of $95.50, net to the holder in cash, without interest (the "Offer Price") upon terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). The following are some questions you, as a stockholder of Forty Seven, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of March 1, 2020 (together with any amendments or supplements thereto, the "Merger Agreement"), among Forty Seven, Parent and Purchaser, relating to, and activities in connection with, the Offer. See Section 9—"Certain Information Concerning Parent and Purchaser."

  •
  Parent is an international biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Parent's mission is to advance the care of patients suffering from life-threatening diseases. See Section 9—"Certain Information Concerning Parent and Purchaser."

  •
  Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  •
  Purchaser is seeking to purchase all of the outstanding Shares of Forty Seven. See the Introduction and Section 1—"Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  •
  Purchaser is offering to pay $95.50 per Share, net to you in cash, without interest upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

  •
  If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing

    so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THE OFFER?

  •
  Purchaser is making the Offer because Purchaser and Parent wish to acquire Forty Seven. See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  The Offer is subject to, among others, the following conditions:

  •
  there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represents one more Share than 50% of the sum of (x) the total number of Shares outstanding on the date the Offer expires, plus (y) the total number of Shares that Forty Seven would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities vested and outstanding that are convertible, exchangeable or exercisable into Shares (the "Minimum Tender Condition");

  •
  the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated (the "HSR Condition");

  •
  there not having been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Forty Seven has material business operations and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, and (ii) no legal requirement having been promulgated, enacted, issued or deemed applicable to the Offer or the merger of Purchaser with and into Forty Seven pursuant to the Merger Agreement (the "Merger") by any governmental body in any jurisdiction in which Parent or Forty Seven has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the "Governmental Impediment Condition");

  •
  the absence of, since the date of the Merger Agreement, any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect that is continuing (as defined below); and

  •
  the Merger Agreement not having been terminated in accordance with its terms (the "Termination Condition").

  •
  Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Forty Seven.

  •
  The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1—"Terms of the Offer" and Section 13—"Conditions of the Offer."

IS THERE AN AGREEMENT GOVERNING THE OFFER?

  •
  Yes. Forty Seven, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements."

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

  •
  Yes. Parent is a publicly traded company with an equity market capitalization of approximately $92.90 billion (based upon the closing price of Parent shares on the Nasdaq Global Select Market ("NASDAQ") on March 9, 2020) and has sufficient funds to purchase the Shares in the Offer. The Offer is not conditioned upon entering into any financing arrangements. See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements" and Section 12—"Source and Amount of Funds."

SHOULD PURCHASER'S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  No. Parent has sufficient funds which will be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent's available cash and cash equivalents on hand.

  •
  Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided to Purchaser by Parent and because of the lack of any relevant historical information concerning Purchaser, our financial condition is not relevant to your decision to tender in the Offer. See Section 12—"Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have until April 6, 2020, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3—"Procedures for Tendering Shares." See also Section 1—"Terms of the Offer."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  If on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13—"Conditions of the Offer") have not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for additional periods of up to ten (10) business days to permit such condition to the Offer to be satisfied, until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date (defined in the Merger Agreement as June 1, 2020, or as late as August 30, 2020 in the event the End Date has been extended as provided in the Merger Agreement). In addition, Purchaser has agreed to extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") applicable to the Offer until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the depositary for this Offer (the "Depositary"), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

HOW DO I TENDER MY SHARES?

  •
  If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3—"Procedures for Tendering Shares," not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares." The Letter of Transmittal is enclosed with this Offer to Purchase.

  •
  If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

  •
  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedures for Tendering Shares") and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—"Acceptance for Payment and Payment for Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on April 6, 2020, unless Purchaser extends the Offer. See Section 4—"Withdrawal Rights." In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after May 9, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

WHAT DOES FORTY SEVEN'S BOARD OF DIRECTORS THINK OF THE OFFER?

  •
  Forty Seven's board of directors has unanimously recommended that you accept the Offer. Forty Seven's full statement on the Offer is set forth in its Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Schedule TO dated March 10, 2020. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Forty Seven stockholders under the General Corporation Law of the State of Delaware (the "DGCL") to complete the Merger. If the Merger occurs, Forty Seven will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than any Shares held by or in the treasury of Forty Seven, or owned by Parent, Purchaser or any of Parent's other subsidiaries and any Shares held by stockholders who have properly demanded and exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraisal pursuant to Section 262 of the DGCL) will be canceled and converted automatically into the right to receive $95.50 per Share, in cash, without interest. See the Introduction.

  •
  Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements."

IF THE OFFER IS COMPLETED, WILL FORTY SEVEN CONTINUE AS A PUBLIC COMPANY?

  •
  No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares may no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and Forty Seven may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC's rules relating to publicly held companies. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

  •
  If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares which have been tendered, you will remain a stockholder of Forty Seven, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and Forty Seven may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

  •
  Following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On February 28, 2020, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on NASDAQ was $58.00. See Section 6—"Price Range of Shares; Dividends."

  •
  On March 9, 2020, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on NASDAQ was $94.54. See Section 6—"Price Range of Shares; Dividends."

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

  •
  If the conditions to the Offer as set forth in the Introduction and Section 13—"Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $95.50 in cash, without interest, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three (3) business days). See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

IF I AM AN EMPLOYEE OF FORTY SEVEN, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

  •
  The Offer is being made for all outstanding Shares, but not for options to purchase Shares granted under Forty Seven's stock plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

  •
  Pursuant to the Merger Agreement, each option to purchase Shares (each, a "Company Option"), that is outstanding and unexercised immediately prior to the effective time of the Merger will be canceled and converted into the right to receive a cash payment equal to (i) the excess of (x) the consideration equal to the Offer Price over (y) the per-share exercise price of such Company Option, multiplied by (ii) the total number of Shares subject to such Company Option immediately prior to the effective time of the Merger. See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements."

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR CASH PURSUANT TO THE MERGER?

  •
  Generally, the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders" for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

  •
  No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Forty Seven who (i) did not tender their Shares in the Offer; (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the "fair value" of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. If any stockholder of Forty Seven who demands appraisal under Section 262 of the DGCL fails to properly demand or perfect such rights, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

  •
  The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Forty Seven's stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL a copy of which is included as Annex B to Forty Seven's Schedule 14D-9. See Section 15—"Certain Legal Matters; Regulatory Approvals."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to "dollars" and "$" shall be to United States dollars.

To All Holders of Shares of
FORTY SEVEN, INC.

INTRODUCTION

        Toro Merger Sub, Inc., a Delaware corporation ("Purchaser"), is offering to purchase (the "Offer") all outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of Forty Seven, Inc., a Delaware corporation ("Forty Seven"), at a price per Share of $95.50, net to the holder in cash, without interest (the "Offer Price") upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal"). Purchaser is a wholly owned subsidiary of Gilead Sciences, Inc. ("Parent").

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 1, 2020 (together with any amendments or supplements thereto, the "Merger Agreement"), among Forty Seven, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Forty Seven, and Forty Seven will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the "Surviving Corporation" and such merger, the "Merger").

        If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary") you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

        In addition, if you do not complete and sign the Internal Revenue Service ("IRS") Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 3—"Procedures for Tendering Shares" and Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders."

        We will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent").

        The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

  1.
  there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its subsidiaries, represents one more Share than 50% of the sum of (x) the total number of Shares outstanding on the date the Offer expires, plus (y) the total number of Shares that Forty Seven would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities vested and outstanding that are convertible, exchangeable or exercisable into Shares (the "Minimum Tender Condition");

  2.
  the waiting period (or any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated (the "HSR Condition");

  3.
  there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Forty Seven has material business operations and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, and (ii) no legal requirement shall have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or Forty Seven has material business operations which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the "Governmental Impediment Condition");

  4.
  there shall not have been, since the date of the Merger Agreement, any change, circumstance, condition, development, effect, event occurrence or state of facts which, individually in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect (as defined below) that is continuing; and

  5.
  the Merger Agreement shall not have been terminated in accordance with its terms (the "Termination Condition").

        Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole discretion; provided that Parent may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of Forty Seven. See Section 13—"Conditions of the Offer."

        The Offer will expire at one minute after 11:59 p.m., Eastern Time, on April 6, 2020, unless the Offer is extended. See Section 1—"Terms of the Offer", Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals."

        After careful consideration, the Forty Seven board of directors (the "Forty Seven Board") has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the "Transactions"), are fair to, and in the best interest of, Forty Seven and its stockholders, (ii) declared it advisable for Forty Seven to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Forty Seven of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") and (v) resolved to recommend that the stockholders of Forty Seven accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        For factors considered by the Forty Seven Board, see Forty Seven's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Forty Seven and Purchaser and specified in the certificate of merger) (the "Effective Time").

        At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, including any Shares subject to vesting or employment based forfeiture conditions (other than (i) any Shares held by Forty Seven (or held in the treasury of Forty Seven), (ii) each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor and (iii) any Shares owned by Forty Seven's stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without any interest, without regard to any applicable vesting or employment based forfeiture conditions, and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent's Message (as defined below) relating to such Shares.

        The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements," which also contains a discussion of the treatment of Forty Seven stock options in the Merger. Section 5—"Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders" below describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.

        Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Forty Seven's stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement, and (iii) at the time that the board of directors of the company to be acquired approves the merger agreement, no other party to the merger agreement is an "interested stockholder" under the DGCL. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Forty Seven will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Forty Seven will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The offer will expire at one minute after 11:59 p.m. Eastern Time on Monday, April 6, 2020 (the "Expiration Date"), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the date to which the initial expiration date of the Offer is so extended.

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—"Conditions of the Offer." We may terminate the Offer without purchasing any Shares if certain events described in Section 11—"Purpose of the Offer and Plans for

Forty Seven; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination" occur.

        Purchaser expressly reserves the right to (i) waive (to the extent permitted under applicable legal requirements) any Offer Condition, (ii) increase the amount of cash constituting the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Forty Seven's prior written approval is required for Parent or Purchaser to:

  (1)
  decrease the Offer Price;

  (2)
  change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

  (3)
  decrease the maximum number of Shares sought to be purchased in the Offer;

  (4)
  impose conditions to the Offer in addition to the conditions set forth in Section 13—"Conditions of the Offer;"

  (5)
  amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

  (6)
  otherwise amend or modify any of the other terms of the Offer in any manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares in their capacity as such;

  (7)
  terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

  (8)
  provide any "subsequent offering period" within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, we will (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter (and in any event within three (3) business days) pay for all such shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the "Offer Acceptance Time."

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.

        The Merger Agreement provides that (i) if at any then-scheduled Expiration Date any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser has agreed to extend the offer for additional periods of up to ten (10) business days per extension in order to permit such condition to be satisfied, and (ii) Purchaser has agreed to extend the Offer for any period required by any applicable legal requirement, or any interpretation or position of the SEC or the Nasdaq Global Select Market ("NASDAQ") applicable to the Offer, in each case until the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) June 1, 2020 (or September 1, 2020, in the event that certain conditions to the Offer have not been satisfied as of such earlier date as provided in the Merger Agreement). See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements."

        Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        Without Forty Seven's consent, there will not be a subsequent offering period for the Offer.

        If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.

        We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

        Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

        Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Forty Seven pursuant to Section 251(h) of the DGCL.

        Forty Seven has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Forty Seven's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13—"Conditions of the Offer," we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Offer Acceptance Time (and in any event within three (3) business days), pay for such Shares.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository

Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.     Procedures for Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this

Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NASDAQ is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the expiration of the Offer.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items together with the Shares within two (2) NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        Binding Agreement.    Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser's designees as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Forty Seven, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

        Backup Withholding.    In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a "U.S. person" (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) who surrenders Shares for cash pursuant to the Offer or the Merger must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder's correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate currently equal to 24%. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer or the Merger should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depositary).

        Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Exempt stockholders that are "U.S. persons" should complete and sign an IRS Form W-9 indicating their exempt status in order to avoid backup withholding. Stockholders that are not "U.S. persons" should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at the IRS website (www.irs.gov). See Instruction 8 to the Letter of Transmittal.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

        Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on April 6, 2020), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after May 9, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the expiration of the Offer.

        If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.     Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders.

        The following summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment)

and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address the U.S. federal income tax consequences to persons other than U.S. Holders (as defined below). This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or the Merger.

        Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger in light of their particular circumstances.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares exchanged. Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder's holding period in the Shares exchanged is more than one year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.

        If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.

        A U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Tendering Shares."

6.     Price Range of Shares; Dividends.

        According to Forty Seven's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, the Shares are traded on the NASDAQ under the symbol "FTSV." Forty Seven has advised Parent that, as of the close of business on February 29, 2020, 48,145,009 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on NASDAQ with respect to the fiscal years ended December 31, 2018 and December 31, 2019 and, with respect to the fiscal year ended December 31, 2020, through March 9, 2020, using Share data reported by NASDAQ.

Fiscal Year Ended December 31, 2018	High	Low
First Quarter	$—	$—
Second Quarter	—	—
Third Quarter	16.86	12.50
Fourth Quarter	23.83	12.02

Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$18.82	$13.00
Second Quarter	19.67	9.90
Third Quarter	10.86	6.04
Fourth Quarter	45.39	5.53

Current Fiscal Year	High	Low
First Quarter (through March 9, 2020)	$94.73	$32.29

        On February 28, 2020, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $58.00. On March 9, 2020, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on NASDAQ during normal trading hours was $94.54 per Share. The Offer Price represents an approximately 64.7% premium over the February 28, 2020 closing stock price.

        Forty Seven has never paid dividends on its common stock. In Forty Seven's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Forty Seven had indicated that it would continue to retain its future earnings for the development and growth of its business. Additionally, under the terms of the Merger Agreement, Forty Seven is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ. According to the published guidelines of The Nasdaq Stock Market, LLC, NASDAQ would consider disqualifying the Shares for listing on NASDAQ if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00, (c)(i) Forty Seven has stockholders' equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Forty Seven's listed securities is less than $50 million over a ten consecutive business day period or (iii) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Forty Seven's total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of Forty Seven, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Forty Seven, there were, as of February 29, 2020, approximately 48,145,009 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from NASDAQ, the market for Shares will be adversely affected.

        If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Forty Seven upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Forty Seven to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Forty Seven to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the

Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Forty Seven. Furthermore, the ability of "affiliates" of Forty Seven and persons holding "restricted securities" of Forty Seven to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors' of the Federal Reserve System (the "Federal Reserve Board's") list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning Forty Seven.

        The following description of Forty Seven and its business was taken from the shelf registration statement on Form S-3 (File No. 333-235877) which was automatically effective upon filing with the SEC on January 10, 2020 (as supplemented), and is qualified in its entirety by reference to such shelf registration statement.

        Forty Seven is a clinical-stage immuno-oncology company focused on developing novel therapies to activate macrophages in the fight against cancer. Forty Seven was founded based on the insight that blocking CD47, a key signaling molecule that is overexpressed on cancer cells, renders tumors susceptible to macrophages. By harnessing macrophages, Forty Seven believes that its lead product candidate, magrolimab (formerly known as 5F9), can transform the treatment of cancer.

        Forty Seven is a Delaware corporation incorporated in October 2014. Forty Seven's corporate headquarters are located at 1490 O'Brien Drive, Suite A, Menlo Park, California 94025. Forty Seven's telephone number at such corporate headquarters is (650) 352-4150.

        Available Information.    Forty Seven is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Forty Seven's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Forty Seven's securities, any material interests of such persons in transactions with Forty Seven, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Forty Seven's stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Forty Seven, who file electronically with the SEC. The address of that site is http://www.sec.gov. Forty Seven also maintains an Internet website at http://www.fortyseveninc.com. The information contained in, accessible from or connected to Forty Seven's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Forty Seven's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Forty Seven contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Forty Seven. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Forty Seven contained in such documents and records or for any failure by Forty Seven to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning Parent and Purchaser.

        General.    Purchaser is a Delaware corporation with its principal offices located at c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The telephone number of Purchaser is 650-574-3000. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Forty Seven and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        Parent is a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of Parent is 650-574-3000. Parent is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. Parent's primary areas of focus include viral diseases, inflammatory and fibrotic diseases and oncology.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent and Purchaser and certain other information are set forth in Schedule A hereto.

        During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as otherwise described in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Forty Seven, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Forty Seven or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule A hereto, on the one hand, and Forty Seven or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Parent filings are also available to the public on the SEC's website (http://www.sec.gov).

10.   Background of the Offer; Contacts with Forty Seven.

        Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and Forty Seven. The following is a description of contacts between representatives of Parent or Purchaser with representatives of Forty Seven that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Forty Seven's activities relating to these contacts, please refer to Forty Seven's Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

        The information set forth below regarding Forty Seven was provided by Forty Seven, and none of Parent, Purchaser or any of its affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate. The following contains a description of material contacts between representatives of Parent or Purchaser and representatives of Forty Seven that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Forty Seven's activities relating to these contacts, please refer to Forty Seven's Schedule 14D-9 that will be filed with the SEC and mailed to all Forty Seven stockholders with this Offer to Purchase.

        The board of directors of Parent (the "Parent Board") as well as Parent's executive management regularly evaluates various strategies to improve its competitive position and enhance value for Parent stockholders, including opportunities for acquisitions of other companies or their assets. Parent also meets with potential partners and acquisition targets on a regular basis to understand these companies' businesses and evaluate the potential opportunities.

        On December 9, 2019, Forty Seven announced updated clinical data from its trial evaluating magrolimab in combination with azacitidine for the treatment of myelodysplastic syndrome and acute myeloid leukemia. The new results showed the combination of magrolimab and azacitidine to be highly active and well tolerated in relevant patients.

        On December 19, 2019, members of Parent's senior leadership, including Daniel O'Day, Chief Executive Officer of Parent, Jeremy Bender, Ph.D., Vice President, Corporate Development of Parent, Merdad Parsey, M.D., Ph.D., Chief Medical Officer of Parent, and Andrew Dickinson, Chief Financial Officer of Parent met at Parent's headquarters in Foster City, California to discuss Parent's broader oncology strategy and related strategic transaction opportunities. Parent's senior leadership determined that Forty Seven represented a strong potential target for a strategic transaction and determined that engaging with Forty Seven would be a high priority for Parent.

        On December 20, 2019, Dr. Bender spoke with Craig Gibbs, Ph.D., Chief Business Officer of Forty Seven to discuss Parent's interest in magrolimab. Dr. Bender and Dr. Gibbs agreed that representatives of Parent and Forty Seven would meet in January 2020 for an overview of magrolimab. Dr. Bender and Dr. Gibbs agreed to put in place a confidentiality agreement to facilitate discussions regarding magrolimab between Parent and Forty Seven.

        Also on December 20, 2019, Parent retained J.P. Morgan Securities LLC ("J.P. Morgan") as its financial advisor to advise Parent on a potential acquisition of Forty Seven.

        On January 7, 2020, Parent and Forty Seven executed the Confidential Disclosure Agreement.

        On January 8, 2020, Dr. Bender, Dr. Parsey, and William Lee, Ph.D., Executive Vice President, Research of Parent met with Dr. Gibbs, Mark McCamish, M.D., Ph.D., President and Chief Executive Officer of Forty Seven, and Chris Takimoto, M.D., Ph.D., F.A.C.P., Chief Medical Officer of Forty Seven at Parent's headquarters in Foster City, California. At the meeting, representatives of Forty Seven provided Parent with an in-depth review of the magrolimab clinical program and key data.

        On January 11, 2020, Forty Seven provided Parent access to a virtual data room containing limited information regarding magrolimab.

        On January 24, 2020, Dr. Bender spoke with Dr. Gibbs and indicated Parent's continued interest in magrolimab. Dr. Bender also delivered an update on Parent's diligence process.

        On January 28, 2020, Parent Board held a regularly-scheduled meeting. At the meeting, Parent Board discussed Parent's corporate development priorities, including updates on the recent discussions with Forty Seven. Parent Board approved Parent's executive leadership continuing to pursue a strategic transaction involving Forty Seven.

        Also on January 28, 2020, Parent retained Citigroup Global Markets Inc. ("Citi") as its joint financial advisor to advise Parent on a potential acquisition of Forty Seven.

        On January 31, 2020 representatives of Parent and Forty Seven's Chemistry, Manufacturing and Controls teams spoke in connection with Parent's continued diligence of Forty Seven and magrolimab.

        On January 31, 2020, Dr. Bender conveyed to Dr. Gibbs, that Parent was making good progress on its due diligence review of Forty Seven's data and that, based on its evaluation of the strategic fit of the two companies, it wished to transition the then ongoing partnership discussions to discussions about a potential strategic transaction with Forty Seven and that in the coming days, Parent would be submitting an offer to acquire Forty Seven.

        On February 6, 2020, Parent had a meeting of its standing Transaction Committee (the "Parent Transaction Committee") to discuss Forty Seven. At the meeting, members of Parent's senior leadership provided the Parent Transaction Committee an overview of Forty Seven, including its clinical programs; Parent's interactions with Forty Seven prior to February 6, 2020 and discussed Parent's preliminary assessment of and valuation analysis on Forty Seven. After discussion, the Parent Transaction Committee authorized management to submit a non-binding acquisition proposal to Forty Seven to acquire all of the outstanding shares of Forty Seven.

        On February 9, 2020, Dr. Bender contacted Dr. Gibbs to communicate that Mr. O'Day would like to meet with Dr. McCamish to discuss how Parent and Forty Seven could work together.

        On February 10, 2020, Mr. O'Day and Dr. McCamish met at a restaurant in Palo Alto, California to discuss Parent's interest in Forty Seven. Mr. O'Day and Dr. McCamish discussed their passion and vision for oncology and how the combination of Parent and Forty Seven could maximize the potential for magrolimab. During the meeting, Mr. O'Day expressed interest in a potential acquisition of Forty Seven and indicated that Parent would submit a written proposal later that day to all of the outstanding shares of Forty Seven.

        Later that day, Mr. O'Day, on behalf of Parent, sent Dr. McCamish a non-binding indication of interest to acquire all of the outstanding shares of Forty Seven at a price of $57.50 per Share in cash (the "February 10 Proposal"). The proposal indicated that business diligence was substantially complete and that the remaining diligence would be largely confirmatory. The proposal also confirmed Parent's willingness to execute a definitive acquisition agreement within a few weeks.

        On February 11, 2020, Dr. Bender contacted Dr. Gibbs to discuss the February 10 Proposal. Dr. Gibbs did not provide any feedback on Parent's proposal or indicate any next-steps regarding the timing of Forty Seven's response.

        On February 18, 2020, Dr. McCamish contacted Mr. O'Day to propose they meet to discuss Parent's interest in Forty Seven and the February 10 Proposal. Later that evening, Dr. McCamish and Mr. O'Day met at a restaurant in Redwood City, California and discussed their continued interest in finding ways for Parent and Forty Seven to work together. Dr. McCamish conveyed to Mr. O'Day that the February 10 Proposal was not sufficient and that a substantial improvement in offer terms would be required in order for the parties to continue discussions.

        On February 19, 2020, representatives of Centerview contacted Mr. Dickinson and informed him that the board of directors of Forty Seven (the "Forty Seven Board") had determined that the February 10 Proposal was not sufficient and that Parent would need to improve its proposal. Representatives of Centerview and Mr. Dickinson discussed that additional diligence access and documents from Forty Seven could assist Parent in submitting an increased proposal.

        On February 20, 2020, representatives of Centerview, Citi and J.P. Morgan discussed the February 10 Proposal and next steps similar to what was discussed by Centerview and Mr. Dickinson the previous day.

        Also on February 20, 2020, Mr. O'Day called Dr. McCamish to acknowledge Forty Seven's feedback that Parent needed to increase its offer price. Mr. O'Day explained that Parent would be sending Forty Seven a list of additional key due diligence questions that Parent viewed as critical to such increased price. Later that day, Citi and J.P. Morgan followed up by email with Centerview to share the list of key due diligence questions.

        On February 21, 2020, Forty Seven uploaded additional confidential, non-public clinical data to the virtual data room in response to Parent's additional diligence questions.

        On February 22, 2020, J.P. Morgan, Citi and Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to Parent ("Skadden") were granted access to Forty Seven's virtual data room.

        Later that day, representatives of J.P. Morgan and Citi contacted Centerview to share additional follow-up questions from Parent in response to the new material that had been uploaded into the virtual data room. During this call, J.P. Morgan and Citi proposed that representatives of Parent and Forty Seven discuss responses to these questions the following morning.

        On February 23, 2020, representatives of Parent and Forty Seven's senior management, including Dr. Parsey, and Pankaj Bhargava, Vice President of Oncology Clinical Research of Parent, and Dr. Bender, Dr. McCamish, Mr. Takimoto, Mark Chao, Senior Vice President and Head of Clinical Development of Forty Seven and Dr. Gibbs met telephonically to discuss the additional clinical data regarding magrolimab that had been uploaded to the virtual data room. Representatives of Citi, J.P. Morgan and Centerview were also present.

        Also on February 23, 2020, Mr. O'Day called Dr. McCamish to thank his team for being available over the weekend for Parent's additional diligence questions and to let him know that a revised offer was forthcoming, together with an updated draft of the merger agreement. Mr. O'Day also reiterated Parent's willingness and eagerness to move quickly towards a signing. Following their discussion, Mr. O'Day sent Dr. McCamish a revised non-binding indication of interest to acquire all of the outstanding shares of Forty Seven for $64.50 per Share in cash (the "February 23 Proposal"). The February 23 Proposal represented a 12.2% increase from the February 10 Proposal. The proposal indicated Parent's willingness to move quickly towards the signing and announcement of a transaction on March 1, 2020 and was accompanied by a proposed form of merger agreement prepared by Skadden.

        On February 25, 2020, Mr. O'Day and Dr. McCamish spoke regarding the February 23 Proposal. Dr. McCamish indicated that the February 23 Proposal was insufficient and that Forty Seven would require an offer of at least $68.35 per Share in cash to continue moving forward with Parent's proposed transaction and on the timeframe Parent proposed in the February 23 Proposal.

        Later that day, Mr. O'Day contacted Dr. McCamish to communicate that he was willing to go back to the Parent Board to request approval to increase Parent's offer to $66 per Share in cash provided that Forty Seven agreed to work with Parent towards an announcement goal of March 2, 2020, before market open (the "February 25 Proposal").

        Also on February 25, 2020, Parent held a meeting of the Parent Transaction Committee to discuss Forty Seven. At the Parent Transaction Committee meeting, Parent management provided an update on Parent's due diligence review of Forty Seven, including an update on the valuation of Forty Seven based on Parent's additional due diligence.

        On the morning of February 27, 2020, Parent held a meeting of the Parent Board to provide an update regarding Parent's due diligence review of Forty Seven, including an updated valuation of Forty Seven based on Parent's due diligence review, and a summary of the key terms of the draft merger agreement.

        On February 27, 2020, during after-market hours, Bloomberg News, citing anonymous sources familiar with the matter, reported that Parent had approached Forty Seven with a takeover offer. Forty Seven's stock price rose in after-hours trading, closing at $48.79 per share on February 27, 2020 and opening at $58.35 per share on February 28, 2020, reaching a high of $65.00 per share during the day on February 28, 2020.

        Also on February 27, 2020, representatives of J.P. Morgan, Citi and Centerview had a conversation where Centerview conveyed that Forty Seven had received a competing proposal that was materially ahead of the February 25 Proposal and advised that Forty Seven was expecting to hold a meeting of the Forty Seven Board on the afternoon of February 28, and that Parent should submit an improved bid prior to the meeting. During the conversation, Centerview communicated to J.P. Morgan and Citi that Parent would need to make a meaningful move substantially into the $70s in order to remain competitive. In response to the communications between representatives of Parent and Forty Seven, Parent held a meeting of the Parent Transaction Committee to discuss recent developments, including news of the competing offer. The Parent Transaction Committee agreed to reconvene on the morning of February 28 to further discuss the Forty Seven transaction.

        Also on February 27, 2020, Mr. O'Day and Dr. McCamish spoke to further discuss Parent and Forty Seven's process in light of the competing proposal.

        That same day, Parent, Skadden, J.P. Morgan and Citi were granted access to a second data room, in addition to the existing data room utilized for partnering discussions. The second data room contained significantly more information than the data room prior to that date, access to which had been granted to parties interested in partnership discussions, and included documents that were responsive to many of Parent's due diligence requests.

        Later the same day, Cooley LLP, outside counsel to Forty Seven ("Cooley") sent a revised draft of the merger agreement to Skadden.

        Over the course of February 27, 2020 through February 29, 2020, additional information regarding Forty Seven's business and operations was made available in the corporate data room, including documents that were responsive to Parent's due diligence requests.

        On the morning of February 28, 2020, representatives of Parent and Forty Seven conducted two separate due diligence calls. Parent and Forty Seven's clinical and regulatory teams had a call where they discussed certain clinical data regarding Forty Seven's clinical trial of magrolimab. Parent and Forty Seven's legal and intellectual property teams had a call where they discussed certain legal and intellectual property items regarding Forty Seven.

        On the morning of February 28, 2020, Parent reconvened the Parent Transaction Committee to provide an updated valuation of Forty Seven. The Parent Transaction Committee approved a proposal to seek written consent from Parent Board to make an improved offer to Forty Seven. Later that day, Parent Board executed an action by written consent authorizing the Parent Transaction Committee and certain executive officers of Parent to make an improved offer to Forty Seven. J.P. Morgan and Citi, on behalf of Parent, then sent Centerview a revised non-binding indication of interest from Parent to acquire all of the outstanding shares of Forty Seven for $77.00 per Share in cash and confirming Parent's ability to sign a merger agreement with Forty Seven in a matter of hours and no later than Sunday, March 1 (the "February 28 Proposal"). The February 28 Proposal represented a 19.4% increase from the February 23 Proposal and a 33.9% increase from the February 10 Proposal.

        That same day, Skadden sent a revised draft of the merger agreement to Cooley.

        Also on February 28, 2020, representatives of J.P. Morgan and Citi communicated to Centerview that Parent had completed their due diligence review of Forty Seven.

        Also on February 28, 2020, following the Forty Seven Board meeting, Centerview had a discussion with J.P. Morgan and Citi where Centerview conveyed that the February 28 Proposal was still behind the other proposal that Forty Seven had received on offer price. During such discussions, Citi and J.P. Morgan confirmed that Parent was prepared to submit an improved proposal and that Parent could be in a position to sign a merger agreement as early as that evening and by no later than Sunday, March 1. Centerview indicated that final bids would be due to Forty Seven by March 1, 2020 at 10:00 am Pacific time, after which the Forty Seven Board would convene to determine the winning party. Following this, Centerview sent J.P. Morgan and Citi a process letter indicating that Parent was to submit its best and final offer to acquire Forty Seven by no later than 10:00 am Pacific time on March 1, 2020.

        Later that same day, Cooley sent Skadden a revised draft of the merger agreement and an initial draft of the confidential disclosure schedules to the merger agreement.

        On February 29, 2020, Parent held a meeting of the Parent Transaction Committee to provide an update on the recent discussions with Forty Seven, including Centerview's instructions to provide final offers on March 1, 2020 in advance of the Forty Seven Board meeting. The Parent Transaction Committee also reviewed an updated valuation analysis of Forty Seven and discussed potential bidding strategies for the March 1 bid deadline. The Parent Transaction Committee approved Parent submitting an additional bid to acquire Forty Seven.

        Also on February 29, 2020, Skadden sent a revised draft of the confidential disclosure schedules to the merger agreement to Cooley.

        Later that day, Skadden and Cooley had a call to discuss certain open points in the merger agreement. Following the conversation with Skadden, Cooley sent Skadden revised drafts of both the merger agreement and the confidential disclosure schedules.

        Also on February 29, 2020, Mr. O'Day and Dr. McCamish spoke to further discuss process expectations in advance of the March 1 bid deadline, and on the following morning, communicated to confirm the same.

        Also on February 29, 2020 and early in the day on March 1, 2020 representatives of J.P. Morgan, Citi, and Centerview discussed process expectations for the submission of best and final offers, and Centerview informed J.P. Morgan and Citi that in order to avoid another round of bidding, either party would need to submit a bid on March 1 that was clearly superior to the other party's proposal.

        On the morning of March 1, 2020, Mr. O'Day spoke with Ian Clark, a director of Forty Seven, to express Parent's conviction in reaching a deal with Forty Seven.

        Also on the morning of March 1, 2020, Parent held a meeting of the Parent Board to update the Parent Board on negotiations with Forty Seven. Parent Board authorized the Parent Transaction Committee and certain executive officers of Parent to make an improved offer to Forty Seven later that day, which would represent Parent's best and final offer. Following the Parent Board meeting, J.P. Morgan and Citi, on behalf of Parent, submitted a final non-binding indication of interest to Forty Seven proposing to acquire all of the outstanding shares of Forty Seven at a price of $95.50 per Share in cash (the "March 1 Proposal"). The March 1 Proposal represented a 24.0% increase from the February 28 Proposal and a 66.1% increase from the February 10 Proposal.

        Later that day, Skadden and Cooley indicated that negotiations regarding the merger agreement and the confidential disclosure schedules were completed.

        At 1:00 pm Pacific time on March 1, 2020, the Forty Seven Board met to discuss the offers that had been received, including the March 1 Proposal. At the Forty Seven Board meeting, the Forty Seven Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Forty Seven and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Forty Seven of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of Forty Seven accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

        Following the Forty Seven Board meeting, representatives of Forty Seven indicated to Parent and Parent's advisors that Forty Seven had unanimously accepted the March 1 Proposal and approved the merger agreement and confidential disclosure schedules between Forty Seven and Parent. Dr. McCamish called Mr. O'Day directly to deliver to Mr. O'Day the news that the March 1 Proposal had been accepted.

        Soon after the meeting on the same day, Parent, Purchaser, and Forty Seven executed the Merger Agreement. Early the next morning, on March 2, 2020, Parent and Forty Seven issued a joint press release announcing the execution of the Merger Agreement.

        On March 10, 2020, Purchaser commenced the Offer and filed this Schedule TO-T.

11.   Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for Forty Seven.

        Purpose of the Offer.    The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Forty Seven. Pursuant to the Merger, Parent will acquire all of the stock of Forty Seven not purchased pursuant to the Offer or otherwise. Stockholders of Forty Seven who sell their Shares in the Offer will cease to have any equity interest in Forty Seven or any right to participate in its earnings and future growth.

        Merger Without a Stockholder Vote.    If the Offer is consummated, we do not anticipate seeking the approval of Forty Seven's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the "Closing") without a vote of the stockholders of Forty Seven in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Plans for Forty Seven.    At the Effective Time, the certificate of incorporation of Forty Seven will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser's directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See "Summary of the Merger Agreement—Board of Directors and Officers" below.

        Parent and Purchaser are conducting a detailed review of Forty Seven and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser will continue to evaluate the business and operations of Forty Seven during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Forty Seven's business, operations, capitalization and management with a view to optimizing development of Forty Seven's potential in conjunction with Forty Seven's or Parent's existing businesses. Possible changes could include changes in Forty Seven's business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Forty Seven Board reserves the right to change their plans and intentions at any time, as deemed appropriate.

        Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Forty Seven, the disposition of securities of Forty Seven, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Forty Seven or the sale or transfer of a material amount of assets of Forty Seven.

Summary of the Merger Agreement and Certain Other Agreements.

  Merger Agreement

        The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or Forty Seven. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by Forty Seven to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration (as defined below). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer no later than March 13, 2020. Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13—"Conditions of the Offer." Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13—"Conditions of the Offer," the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within three (3) business days), pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on April 6, 2020, unless we extend the Offer pursuant to the terms of the Merger Agreement.

        Purchaser expressly reserves the right to (i) increase the amount of cash constituting the Offer Price, (ii) waive any Offer Condition (to the extent permitted under applicable legal requirements) and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Forty Seven's prior written approval is required for Parent or Purchaser to:

  •
  decrease the Offer Price;

  •
  change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the cash consideration payable in the Offer);

  •
  decrease the maximum number of Shares sought to be purchased in the Offer;

  •
  impose conditions or requirements on the Offer in addition to the Offer Conditions;

  •
  amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

  •
  amend or modify any other term of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

  •
  terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or provided by the terms of the Merger Agreement; or

  •
  provide any "subsequent offering period" (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

        The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:

  •
  if, as of the then scheduled Expiration Date, any Offer Condition has not been satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and

  •
  Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer from time to time for any period required by any legal requirement, any interpretation or position of the SEC or its staff or NASDAQ applicable to the Offer.

        However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (defined in the Merger Agreement as June 1, 2020, or as late as September 1, 2020 in the event the End Date has been extended as provided in the Merger Agreement) (such earlier occurrence, the "Extension Deadline") and may not extend the Offer beyond the Extension Deadline without Forty Seven's prior written consent.

        Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) immediately, irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Forty Seven, the separate existence of Purchaser will cease, and Forty Seven will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Forty Seven have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time without a vote of Forty Seven's stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

        As of the Effective Time, the certificate of incorporation of Forty Seven will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

        As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.

        The obligations of Forty Seven, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:

  •
  there has not been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Forty Seven has material business operations, and remaining in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no legal requirement has been promulgated, enacted, issued or deemed applicable to the Merger by any governmental body in any jurisdiction in which Parent or Forty Seven has material business operations, which prohibits or makes illegal the consummation of the Merger; and

  •
  Purchaser (or Parent on Purchaser's behalf) must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

        Board of Directors and Officers.    As of the Effective Time, the board of directors and officers of the Surviving Corporation will be the respective individuals who served as the directors and officers of Purchaser as of immediately prior to the Effective Time, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each director of Forty Seven immediately prior to the Effective Time will execute and deliver a letter effectuating his or her resignation as a member of the Forty Seven Board to be effective as of the Effective Time.

        Conversion of Capital Stock at the Effective Time.    Shares outstanding immediately prior to the Effective Time (other than Shares held by Forty Seven (or held in the treasury of Forty Seven) or Shares held by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent, which will be canceled and retired and cease to exist without consideration or payment; and Shares held by a holder who properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares), including any Shares subject to vesting or employment based forfeiture conditions ("Restricted Shares") will be converted at the Effective Time into the right to receive $95.50 per Share, net to the seller in cash, in each case, without interest, without regard to any vesting or employment based forfeiture conditions which were applicable to the Restricted Shares and subject to any withholding of taxes (collectively, the "Merger Consideration").

        Each share of Purchaser's common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

        Promptly after (and in any event no later than the third (3rd) business day after) the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, with Computershare Trust Company, N.A. (the "Paying Agent"), cash sufficient to make the payment of the aggregate Offer Price. On or prior to the closing date, Parent will deposit, or will cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration in the Merger.

        Treatment of Equity Awards.    Pursuant to the Merger Agreement, each option to purchase Shares (whether granted by Forty Seven pursuant to its equity plans, assumed by Forty Seven in connection with any merger, acquisition or similar transaction or otherwise issued or granted, each a "Company

Option") that is outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the Merger Consideration, will be cancelled and converted into the right to receive a cash payment equal to (i) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such Company Option, multiplied by (ii) the total number of Shares subject to such Company Option immediately prior to the Effective Time.

        Representations and Warranties.    This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Forty Seven, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Forty Seven to Parent in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

        In the Merger Agreement, Forty Seven has made representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

  •
  capitalization;

  •
  authority relative to the Merger Agreement;

  •
  SEC filings and financial statements;

  •
  disclosure controls and internal controls over financial reporting;

  •
  absence of certain changes since Forty Seven's financial statements for the period ending September 30, 2019;

  •
  absence of a Material Adverse Effect (as defined below) from September 30, 2019 through the Date of the Merger Agreement;

  •
  title to assets;

  •
  real property;

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  intellectual property;

  •
  material contracts;

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  absence of undisclosed liabilities;

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  compliance with legal requirements;

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  regulatory matters;

  •
  compliance with anti-corruption and anti-bribery laws;

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  permits and licenses;

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  tax matters;

  •
  employees and employee benefit plans, including ERISA and certain related matters;

  •
  environmental matters;

  •
  insurance;

  •
  absence of litigation;

  •
  state takeover statutes;

  •
  required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;

  •
  opinion of its financial advisor; and

  •
  brokers' fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by Forty Seven are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" means any change, circumstance, condition, development, effect, event, occurrence or state of facts, which, individually or when taken together with all other events, occurrences, circumstances, changes, conditions, states of facts, developments or effects that have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Forty Seven to consummate the Offer and the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations of Forty Seven, taken as a whole. The definition of "Material Adverse Effect" excludes the following from constituting or being taken into account in determining whether there has been, or would reasonably be expected to be a Material Adverse Effect for the purposes of clause (b) above:

  (i)
  any change in the market price or trading volume of Forty Seven's stock or change in Forty Seven's credit ratings (except that the underlying causes of any such change may be considered to the extent not otherwise excepted);

  (ii)
  any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of (i) the execution and delivery of the Merger Agreement and (ii) all of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (subject to specified exceptions);

  (iii)
  any event, occurrence, circumstance, change or effect generally affecting the industries in which Forty Seven operates or in the economy generally or other general business, financial or market conditions (except to the extent that Forty Seven is disproportionately adversely affected thereby as compared with other participants in the industries in which Forty Seven operates);

  (iv)
  any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates (except to the extent that Forty Seven is disproportionately adversely affected thereby as compared with other participants in the industries in which Forty Seven operates);

  (v)
  any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, epidemic or any other similar event (except to the extent that Forty Seven is disproportionately adversely affected thereby as compared with other participants in the industries in which Forty Seven operates);

  (vi)
  the failure of Forty Seven to meet internal or analysts' expectations or projections (except that the underlying causes of any such failure may be considered to the extent not otherwise excepted);

  (vii)
  any adverse effect arising directly from or otherwise directly relating to any action taken by Forty Seven at the written direction of Parent or any action omitted to be taken under the interim operating covenants set forth in the Merger Agreement where Forty Seven has requested Parent's consent and Parent has unreasonably withheld, conditioned or delayed such consent;

  (viii)
  any change, circumstance, condition, development, effect, event, occurrence or state of facts arising directly or indirectly from or otherwise relating to a change in or action taken required to comply with any change in any Legal Requirement or United States generally accepted accounting principles (except to the extent that Forty Seven is disproportionately adversely affected thereby as compared with other participants in the industries in which Forty Seven operates); or

  (ix)
  any regulatory, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any product candidate or with respect to any product of any competitor of Forty Seven (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations).

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to Forty Seven with respect to:

  •
  corporate matters, such as due organization, good standing, power and authority;

  •
  the formation and activities of Purchaser;

  •
  authority relative to the Merger Agreement;

  •
  required consents and approvals, and no violations of laws, governance documents or agreements;

  •
  accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

  •
  absence of litigation;

  •
  sufficiency of funds to consummate the Offer and the Merger;

  •
  ownership of securities of Forty Seven;

  •
  independent investigation regarding Forty Seven; and

  •
  broker's fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or the ability to consummate the transactions contemplated by the Merger Agreement.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.

        Access to Information.    From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, Forty Seven will provide Parent and Parent's officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives (collectively, "Representatives") reasonable access during Forty Seven's normal business hours to Forty Seven's Representatives, designated personnel and assets, and to all existing books, records, documents and information relating to Forty Seven, as Parent may reasonably request, and to promptly provide all reasonably requested information regarding Forty Seven's business, in each case for any reasonable business purpose related to the consummation of the Transactions and subject to customary exceptions and limitations.

        Notice of Certain Events.    Forty Seven and Parent have agreed to promptly notify the other of (i) any notice or communication received by such party from any governmental body in connection with the Transactions or from any person alleging that the consent of such person may be required in connection with the Transactions; (ii) any legal proceeding commenced or, to any party's knowledge, threatened in writing, against such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions; or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.

        Conduct of Business Pending the Merger.    Forty Seven has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement or required by applicable legal requirements or to the extent necessary to comply with any obligation under any contracts made available to Parent on or prior to the date of the Merger Agreement, as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as disclosed prior to execution of the Merger Agreement in Forty Seven's confidential disclosure schedules, it will use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice and (ii) preserve intact its material assets, properties, contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, governmental bodies and others having material business dealings with Forty Seven. In addition, Forty Seven will not, among other things and subject to specified exceptions (including specified ordinary course exceptions):

  •
  establish a record date for, declare, set aside, pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);

  •
  repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares;

  •
  split, combine, subdivide or reclassify any Shares or other equity interests;

  •
  sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, voting securities, equity interest or other security or (C) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that Forty Seven may issue Shares as required to be issued upon the exercise of Company Options outstanding as of the date of the Merger Agreement in accordance with their present terms or pursuant to the terms of the ESPP (as defined below) in accordance with its present terms);

  •
  establish, adopt, terminate or materially amend any employee plan (or any plan, program, arrangement or agreement that would be an employee plan if it were in existence as of the date of the Merger Agreement) or any collective bargaining agreement or other labor agreement;

  •
  amend or waive any of Forty Seven's material rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any employee plan;

  •
  grant any employee or director any increase in compensation, bonuses, severance, retention or other payments or other benefits in the ordinary course of business, except increases in salary, wages or benefits to non-executive employees in the ordinary course of business;

  •
  amend any employee plan to the extent required by applicable legal requirements;

  •
  enter into at-will employment agreements with new non-executive employees in the ordinary course of business;

  •
  enter into agreements with consultants in the ordinary course of business;

  •
  other than offers of employment or engagement made by Forty Seven as of the date of the Merger Agreement that were made available to Parent, hire any employee or retain any consultant or promote any employee (other than non-executive employees in the ordinary course of business consistent with past practice with compensation generally consistent with similarly situated employees and agreements with consultants in the ordinary course of business);

  •
  commence, alone or with any third party, any clinical trial in respect of any product candidate;

  •
  terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material governmental authorization;

  •
  qualify any new site for manufacturing any product candidate;

  •
  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

  •
  form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, development, partnership or similar arrangement;

  •
  make or authorize any capital expenditure, except that Forty Seven may make or authorize any capital expenditures incurred in the ordinary course of business consistent with past practice that do not exceed $500,000 individually or $2,000,000 in the aggregate;

  •
  acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer or assign any material right or other material asset or property, except for (i) licenses or sublicenses of patents in the ordinary course of business consistent with past practice (including entering into clinical trial agreements solely with respect to clinical trials that were ongoing as of the date of the Merger Agreement and material transfer agreements in the ordinary course of business consistent with past practice) in amounts not exceeding $2,000,000 individually or in the aggregate, (ii) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of business of Forty Seven in amounts not exceeding $2,000,000 individually or in the aggregate and (iii) capital expenditures permitted under the foregoing bullet;

  •
  lend money or make capital contributions or advances to, or make investments in, any person;

  •
  incur or guarantee any indebtedness in excess of $500,000 (except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with Forty Seven's policies related thereto);

  •
  other than in the ordinary course of business, amend or modify in any material respect, or waive or release any material rights under or voluntarily terminate, any material contract, or enter into any contract that would constitute a material contract if it were in effect on the date of the Merger Agreement;

  •
  except as required by applicable legal requirements, (i) make any material change to any accounting method, principle or practice or accounting period used for tax purposes; (ii) make, change or revoke any material tax election; (iii) file a material amended tax return; (iv) enter into a "closing agreement" within the meaning of Section 7121 of the tax code (or similar provision of state or local tax law) with any governmental body regarding any material tax liability or assessment; (v) request any letter ruling from the IRS (or any comparable ruling from any other taxing authority); (vi) settle or compromise any material legal proceeding relating to taxes or surrender a right to a material tax refund; (vii) waive or extend the statute of limitations with respect to any material tax or material tax return (other than pursuant to customary extensions of the due date for filing a tax return); or (viii) enter into any tax allocation, indemnity or sharing agreement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases, employment agreements and similar agreements entered into in the ordinary course of business);

  •
  settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that results solely in monetary obligations of not more than $2,000,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of Forty Seven) or results in no monetary or other material non-monetary obligation of Forty Seven subject to certain specified exceptions;

  •
  commence any material legal proceeding, other than in the ordinary course of business consistent with past practice;

  •
  enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable legal requirements);

  •
  adopt or implement any stockholder rights plan (or similar plans or arrangements);

  •
  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Forty Seven; or

  •
  authorize, agree or commit to take any of the foregoing actions.

        Filings, Consents and Approvals.    Each of Forty Seven, Parent and Purchaser has agreed to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate every impediment under any antitrust laws that may be asserted by any governmental body, so as to enable the closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable and advisable all non-legally privileged information reasonably required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act. Each of Forty Seven, Parent and Purchaser has also agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. Notwithstanding anything to the contrary in the Merger Agreement, Parent and its affiliates will not be required to, and, without the prior written consent of Parent, Forty Seven will not sell, license, divest or dispose of or hold separate (through the establishment of a trust or otherwise) or agree to any other structural, behavioral or conduct remedy, before or after the Offer Acceptance Time or the Effective Time, any entities, businesses, divisions, operations, products or product lines, assets, intellectual property rights or businesses or agree to any restriction on the conduct of such businesses which would materially and adversely affect the business of Parent and its subsidiaries, taken as a whole or would require the sale, license, divestiture, disposal or holding separate of or any other structural, behavioral or conduct remedy involving the product candidates. The foregoing actions will not require Parent or Forty Seven to take or agree to take any action unless the effectiveness of such action is conditioned on the closing. Further, in no event will Parent, Purchaser, Forty Seven or any of their respective subsidiaries be obligated to litigate or participate in the litigation of any action, whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.

        Each of Forty Seven, Parent and Purchaser will (and will cause their respective affiliates, if applicable, to): (i) as promptly as reasonably practicable (but no later than ten (10) business days after the date of the Merger Agreement), make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the Transactions.

        In addition Forty Seven, Parent and Purchaser have also agreed, until the Effective Time or the termination of the Merger Agreement pursuant to its terms, to: (i) promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the Transactions under antitrust laws, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication to or from the U.S. Federal Trade Commission (the "FTC"), the U.S. Department of Justice (the "DOJ") or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (except that documents, including "4(c) and 4(d) documents" as that term is used under the HSR Act, that contain valuation information can be redacted), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any written analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any law, in connection with any such request, inquiry, investigation, action or legal proceeding in respect of the Transactions, give the other party reasonable prior notice and permit authorized Representatives of the other parties to be present at each meeting or conference, including by telephone, relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal made or submitted to any governmental body in connection with such request, inquiry, investigation, action or legal proceeding.

        During the period after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Forty Seven has agreed, to the extent permissible under applicable Legal Requirements and reasonably practicable and where doing so would not reasonably be expected to impair or adversely affect Forty Seven, any of its plans with respect to the product candidates or its ability to interact with any governmental body consistent with companies at a similar stage of development in the pharmaceutical industry (in each case as determined in good faith by Forty Seven), to (a) offer Parent the opportunity to consult with Forty Seven prior to any proposed material meeting or other material communication with the FDA, the European Medicines Agency (the "EMA"), the Centers for Medicare and Medicaid Services ("CMS") or any other specified governmental body relating to any product candidate or material governmental authorization, (b) promptly inform Parent of, and give Parent a reasonable opportunity to review in advance, any material filing proposed to be made by or on behalf of Forty Seven and any material communication proposed to be submitted or given to the FDA, EMA, CMS or other specified governmental body by or on behalf of Forty Seven, in each case relating to any product candidate or material governmental authorization (provided that in clause (a) and (b), in no event will Forty Seven be required to delay any of its actions or such filings, correspondence and communication, respectively), (c) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or other specified governmental body or relating to any product candidate or governmental authorization, and (d) promptly inform Parent and provide Parent with a reasonable opportunity (but no more than two (2) business days to the extent practicable) to comment prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating or making any material change to, commercialization and reimbursement activities or material (including promotional and marketing activities and materials) relating to any product candidate. Forty Seven has agreed to promptly notify Parent of any significant data relating to any product candidate, including information related to any significant adverse events with respect to any product candidate, in each case which it discovers after the date of the Merger Agreement.

        The parties have agreed not to enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to the effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement or (iii) obtain all authorizations, consents, orders and approvals of governmental bodies necessary for the consummation of the transactions contemplated by the Merger Agreement.

        Employee Matters.    Parent has agreed that, for a period commencing at the Effective Time and ending on the one year anniversary of the Effective Time, it will provide to employees of Forty Seven who remain actively employed by Forty Seven or an affiliate during such period (the "Continuing Employees") (i) base salary or wage rate and annual cash bonus opportunities (excluding equity-based compensation opportunities) that are, in each case, no less than those provided by Forty Seven immediately prior to the Offer Acceptance Time, (ii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Forty Seven immediately prior to the Offer Acceptance Time and (iii) severance benefits no less favorable than those provided by Forty Seven immediately prior to the Offer Acceptance Time.

        Parent has also agreed that all Continuing Employees will be eligible to continue to participate in Forty Seven's health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate in Forty Seven's health and welfare benefit plans immediately prior to the Effective Time). Parent will also provide each Continuing Employee with service credit for all purposes under Parent and Forty Seven employee benefit plans for service prior to the Effective Time with Forty Seven to the same extent that such service was recognized under a corresponding Forty Seven employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, Parent will and will cause Forty Seven to, with respect to any employee benefit plan maintained for the benefit of the Continuing Employees following the Effective Time, (a) waive any eligibility requirements, preexisting condition limitations or waiting period requirements to the same extent waived or satisfied under comparable plans of Forty Seven and (b) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such employees during the calendar year in which the Effective Time occurs under similar plans maintained by Forty Seven.

        To the extent requested in writing by Parent at least ten (10) days prior to the Offer Acceptance Time, Forty Seven will take all actions that may be necessary to terminate Forty Seven's 401(k) plan at least one day prior to the Effective Time. If Forty Seven so terminates Forty Seven's 401(k), (i) prior to the Effective Time, Forty Seven and Parent will take any and all actions as may be required to permit each Continuing Employee to make rollover contributions of "eligible rollover distributions" in an amount equal to the full account balance distributed or distributable to each such employee from Forty Seven's 401(k) plan to the Parent 401(k) plan and (ii) each Continuing Employee will become a participant in Parent's 401(k) plan on the closing date (giving effect to the service-crediting provisions described above), such that no Continuing Employee will experience a gap in participation in a tax-qualified defined contribution plan.

        ESPP.    As soon as reasonably practicable after the date of the Merger Agreement, Forty Seven will take all necessary actions under its Employee Stock Purchase Plan (the "ESPP") to provide that (a) the "offering" (as defined in the ESPP) in effect as of the date of the Merger Agreement will be the final offering and (b) each individual participating in the final offering will not be permitted to increase his or her payroll contribution rate elected pursuant to the ESPP when the final offering commenced or make separate non-payroll contributions to the ESPP following the date of the Merger Agreement, except pursuant to applicable law. Prior to the Offer Acceptance Time, Forty Seven will take all action that may be necessary to, effective upon the Offer Acceptance Time, (i) cause the final offering to be terminated at least five (5) business days prior to when the Offer Acceptance Time occurs, (ii) make any pro rata adjustments that may be necessary to reflect the final offering, but otherwise treat the final offering as a fully effective and completed offering under the ESPP, and (iii) cause the exercise of each outstanding purchase right pursuant to the ESPP. On such exercise date, Forty Seven will apply the funds credited pursuant to the ESPP within each participant's payroll withholding account to the purchase of Shares in accordance with the terms of the ESPP and each Share will be an outstanding Share and entitled to the Merger Consideration. Forty Seven will adopt such resolutions as are necessary to terminate the ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Offer Acceptance Time.

        Directors' and Officers' Indemnification and Insurance.    The Merger Agreement provides for indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of Forty Seven, whom we refer to as "indemnitees," with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, for a period of six (6) years from and after the Effective Time (the "Indemnity Period"). Parent has agreed that all rights to indemnification, exculpation and advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of indemnitees as provided in governing documents, indemnification agreement or other similar agreements of Forty Seven with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms and will not be amended, repealed or otherwise modified in any manner that would adversely effect the rights thereunder of any Indemnified Person (as defined below), and Parent will cause Forty Seven to perform its obligations thereunder.

        In addition, Parent has agreed that during the Indemnity Period Parent will cause the Surviving Corporation and its subsidiaries to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Forty Seven or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Forty Seven as a director or officer of another person (the "Indemnified Persons"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Forty Seven or is or was serving at the request of Forty Seven as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements. The Merger Agreement provides that each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Parent, the Surviving Corporation or its subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of Forty Seven as in effect on the date of the Merger Agreement. If and only to the extent required by the DGCL or Forty Seven's organizational documents or any indemnification or other similar agreements, as applicable, any Indemnified Person to whom expenses are advanced may be required to provide an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification. Further, Parent, the Surviving Corporation and its subsidiaries, as applicable, will reasonably cooperate in the defense of any such matter.

        For the Indemnity Period, Parent and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Forty Seven or provide substitute policies for Forty Seven (and its current and former directors and officers who are currently covered by Forty Seven's existing policies), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by Forty Seven with respect to claims arising from facts or events that occurred at or prior to the Effective Time (with insurance carriers having at least an "A" rating by A.M. Best with respect to directors' and officers' liability insurance); provided that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by Forty Seven for such insurance (the "Maximum Amount"). In lieu of the foregoing, prior to the closing date, Forty Seven may purchase a "tail" directors' and officers' liability insurance policy for Forty Seven (and its current and former directors and officers who are currently covered by Forty Seven's existing policies) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by Forty Seven with respect to claims arising from facts or events that occurred at or before the Effective Time, provided that the cost of any such tail policy will not exceed the Maximum Amount.

        Reasonable Best Efforts.    Each of Forty Seven and Parent has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. In particular, each party has agreed to use commercially reasonable efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given pursuant to any material contract in connection with the Offer and the Merger and the other Transactions to the extent requested in writing by Parent, (ii) seek each consent (if any) required to be obtained pursuant to any material contract in connection with the Transactions to the extent requested in writing by Parent, provided that obtaining any such consent or approval will not, in and of itself, be a condition to the Offer or the Merger, and (iii) seek to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third person against such party. Neither Parent, Forty Seven nor any of their respective subsidiaries will be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any third party consents.

        Security Holder Litigation.    In the event that any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions is brought by any stockholder or other holder of any Forty Seven securities (whether directly or on behalf of Forty Seven or otherwise) against Forty Seven and/or its directors or officers, Forty Seven is required to promptly notify Parent of such litigation and to keep Parent reasonably informed with respect to the status thereof. Forty Seven has agreed to give Parent

(a) the opportunity to participate in the defense of any such litigation, (b) the right to review and comment on all material filings or responses to be made by Forty Seven in connection with such litigation (and Forty Seven will give due consideration to Parent's comments and other advice with respect to such litigation) and (c) the right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld), provided that in no event will Parent be required to consent (such consent not to be unreasonably withheld, conditioned or delayed) to any settlement that does not provide for unconditional release of Parent, its affiliates, representatives and other persons entitled to indemnification by Parent or Forty Seven from any liability in connection with the litigation. Forty Seven will otherwise control the defense and/or settlement described above and the disclosure of information in connection with such defense or settlement will be subject to the access and notice provisions described above, including regarding attorney-client privilege or other applicable legal privilege.

        Takeover Laws.    If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a "Takeover Law") may become, or may purport to be, applicable to the Transactions, Parent and Forty Seven have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

        Section 16 Matters.    Forty Seven and the Forty Seven Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares and Company Options in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Stock Exchange Delisting and Deregistration.    Prior to the closing date, Forty Seven has agreed to cooperate with Parent and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of NASDAQ to enable delisting by Forty Seven of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        No Solicitation.    Except as described below, until the earlier of the Effective Time or the valid termination of the Merger Agreement pursuant to its terms, Forty Seven has agreed not to, and to cause its directors and officers not to, and to direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly:

  (i)
  continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

  (ii)
  solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than discussions solely to clarify the terms and conditions of such proposal or offer);

  (iii)
  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of the Merger Agreement prohibit such discussion);

  (iv)
  approve, adopt, endorse or recommend or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below));

  (v)
  take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on "business combinations" or any similar provision contained in applicable Takeover Laws or Forty Seven's organizational and other governing documents;

  (vi)
  waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract; or

  (vii)
  resolve or agree to do any of the foregoing.

        Forty Seven agreed to, as promptly as reasonably practicable (and in any event within two (2) business days) following the date of the Merger Agreement, discontinue electronic or physical data room access granted and request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all information or documents previously furnished to any person (other than Parent, its affiliates and their respective Representatives) that has made or has indicated an intention to make an Acquisition Proposal and all material incorporating such information created by any such person.

        Notwithstanding the above limitations, if Forty Seven or any of its Representatives receives after the date of the Merger Agreement and prior to the Offer Acceptance Time a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement, that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and the Forty Seven Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer (as defined below) and that the failure to take such action (as described below) would be inconsistent with its fiduciary duties under applicable legal requirements, Forty Seven and its Representatives may take the following actions:

  (x)
  furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to Forty Seven to the person or groups of persons who have made such Acquisition Proposal (provided that Forty Seven will as promptly as practicable (and in any event within thirty-six (36) hours), Forty Seven provides any such information to Parent to the extent access to such information was not previously provided to Parent or its Representatives); and

  (y)
  engage or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

        In the case of each of clauses (x) and (y) above, at or prior to the first time Forty Seven furnishes such information or participates in any such discussions or negotiations, Forty Seven must provide written notice to Parent of the required determination in good faith of the Forty Seven Board as described above. Under the Merger Agreement "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that is (a) in effect as of the execution and delivery of the Merger Agreement or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement that (i) contains provisions that are not less favorable in the aggregate to Forty Seven than those contained in the Mutual Confidential Disclosure Agreement, effective as of January 7, 2020, between Forty Seven and Parent (the "Confidentiality Agreement"), provided that such agreement need not contain any "standstill" or similar provisions or otherwise prohibit the making of any Acquisition Proposal, and (ii) does not prohibit Forty Seven from providing any of the information described above to Parent.

        Forty Seven is required to notify Parent promptly (but in any event within thirty-six (36) hours) of the receipt by Forty Seven or any of its Representatives of any inquiry, proposal or offer with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. Forty Seven is further required to (i) provide Parent a copy of any written Acquisition Proposal and a summary of any material unwritten terms and conditions thereof, (ii) identify the person making such inquiry, proposal or offer, and (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis (and in any event within thirty-six (36) hours of such material development, discussion or negotiation).

        "Acquisition Proposal" means any proposal or offer from any person or group, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any (i) acquisition or license of assets of Forty Seven equal to 20% or more of Forty Seven's consolidated assets; (ii) acquisition or exclusive license of the product candidates, (iii) issuance or acquisition of 20% or more of Forty Seven's outstanding Shares; (iv) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of Forty Seven's outstanding Shares; or (v) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Forty Seven that if consummated would result in any person or group beneficially owning 20% or more of Forty Seven's outstanding Shares (in the case of each of foregoing paragraphs (i) through (iv), other than the Transactions.

        "Superior Offer" means a bona fide written Acquisition Proposal (except that references to "20%" in the definition of Acquisition Proposal above will be deemed to be "50%"), not solicited in violation of the Merger Agreement, that the Forty Seven Board determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Forty Seven Board deems relevant, and if consummated, would result in a transaction more favorable to Forty Seven's stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to any revisions to the terms of the Merger Agreement proposed by Parent or any other proposal of Parent so that such Acquisition Proposal would cease to constitute a Superior Offer).

        Nothing in the Merger Agreement will prohibit Forty Seven from disclosing to Forty Seven's stockholders any "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or from taking and disclosing such other position or disclosure as required under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from taking any action necessary to comply with applicable legal requirements, provided that the Forty Seven Board will not effect a Company Adverse Change Recommendation (as defined below) except as set forth below.

        Forty Seven has agreed that in the event any Representative of Forty Seven acting on behalf of Forty Seven takes any action that, if taken by Forty Seven, would constitute a breach of the provisions summarized under this "—No Solicitation" heading, Forty Seven will be deemed to be in breach of such provisions.

        Recommendation Change.    As described above, and subject to the provisions described below, the Forty Seven Board has determined to recommend that the stockholders of Forty Seven accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the "Company Board Recommendation." The Forty Seven Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

        Except as described below, prior to the Effective Time or the termination of the Merger Agreement pursuant to its terms, neither the Forty Seven Board nor any committee thereof may:

  (i)
  withdraw or withhold (or modify or qualify in a manner adverse to Parent or Purchaser) or publicly propose an intention to do any of the foregoing with respect to the Company Board Recommendation;

  (ii)
  adopt, approve, recommend or declare advisable any Acquisition Proposal or publicly propose to take any of the foregoing actions;

  (iii)
  after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), fail to publicly affirm the Company Board Recommendation within three (3) business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time), provided that Parent may only make such request once with respect to any Acquisition Proposal (provided that Parent is entitled to make a new request upon receipt of each Determination Notice (as defined below) and Forty Seven is not required to provide any such affirmation during the two (2) or three (3) business day period, as applicable, following the giving of such Determination Notice);

  (iv)
  following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that Forty Seven's stockholders reject such tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Offer Acceptance Time); or

  (v)
  fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to Forty Seven's stockholders (any action described in the foregoing paragraphs (i) through (v) is referred to as a "Company Adverse Change Recommendation").

        The Merger Agreement further provides that the Forty Seven Board will not approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or cause or allow Forty Seven to execute or enter into any contract, letter of intent, memorandum of understanding, agreement in principle or term sheet with respect to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, Forty Seven to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

        Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, the Forty Seven Board may, subject to compliance with the other provisions summarized under this "—Recommendation Change" heading, make a Company Adverse Change Recommendation in response to a Superior Offer or (provided Forty Seven is not in breach of the non-solicitation provisions in any material respect and in a manner that led to such Acquisition Proposal) terminate the Merger Agreement in order to enter into an agreement with respect to such Superior Offer. However, such action may only be taken if:

  (i)
  the Forty Seven Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the applicable Acquisition Proposal constitutes a Superior Offer;

  (ii)
  the Forty Seven Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

  (iii)
  Forty Seven has given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating the Merger Agreement at least three (3) business days prior to making any such Company Adverse Change Recommendation or termination (a "Determination Notice") (which notice will not constitute a Company Adverse Change Recommendation or termination) and, if requested in writing by Parent, during such three (3)-business day period has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and

  (iv)
  Forty Seven (a) has provided to Parent information with respect to such Acquisition Proposal as well as a copy of any acquisition agreement with respect to such Acquisition Proposal and a copy of any financing commitments relating thereto (or, if not provided in writing to Forty Seven, a written summary of the material terms thereof), (b) has given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (c) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisor, the Forty Seven Board has determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable legal requirements.

        The foregoing paragraphs (i) through (iv) also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or other material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to three (3) business days will be deemed to be two (2) business days.

        Additionally, at any time prior to the Offer Acceptance Time, the Forty Seven Board may, subject to compliance with the other provisions summarized under this "—Recommendation Change" heading, effect a Company Adverse Change Recommendation in response to an Intervening Event (as defined below). However, such action may only be taken if:

  (i)
  the action is made in response to an event, occurrence, fact or change that materially affects the business, assets or operations of Forty Seven (other than any event, occurrence, fact or change resulting from a breach of the Merger Agreement by Forty Seven) occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable to the Forty Seven Board as of the date of the Merger Agreement and becomes known to the Forty Seven Board prior to the Offer Acceptance Time (an "Intervening Event"); provided that (a) changes in Forty Seven's stock price, in and of itself, (b) any Acquisition Proposal or (c) the fact that, in and of itself, Forty Seven exceeds any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period will not constitute an Intervening Event;

  (ii)
  the Forty Seven Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

  (iii)
  Forty Seven has given Parent a Determination Notice at least three (3) business days prior to making any such Company Adverse Change Recommendation, and, if desired by Parent, during such three (3)-business day period has negotiated, or caused its Representatives to negotiate, in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Change Recommendation would no longer be necessary; and

  (iv)
  Forty Seven (A) has specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (B) has given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (C) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Forty Seven Board has determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Forty Seven Board to Forty Seven's stockholders under applicable legal requirements.

The foregoing paragraphs (ii) through (iv) also apply to any material change to the facts and circumstances specified by Forty Seven pursuant to clause (iv)(A) above and require a new Determination Notice, except that the references to three (3) business days will be deemed to be two (2) business days.

        Termination.    The Merger Agreement may be terminated prior to the Offer Acceptance as follows:

  (i)
  by mutual written consent of Parent and Forty Seven;

  (ii)
  by either Parent or Forty Seven, if the Closing has not occurred on or prior to midnight, Eastern Time on June 1, 2020 (the "End Date"); provided, that (x) if all of the Offer Conditions other than the HSR Condition or the Governmental Impediment Condition (solely in respect of the HSR Act) have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date will automatically be extended by a period of ninety (90) days and (y) this termination right will not be available to any party whose willful and material breach of covenants in the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an "End Date Termination");

  (iii)
  by either Parent or Forty Seven if a governmental body of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action;

  (iv)
  by Parent if the Forty Seven Board has effected a Company Adverse Change Recommendation (an "Adverse Recommendation Termination");

  (v)
  by Forty Seven, if the Forty Seven Board has made a Company Adverse Change Recommendation in order to accept a Superior Offer, and concurrently entered into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Offer (but only if (x) neither Forty Seven nor any of its officers or directors has violated the provisions summarized under "—No Solicitation" above in any material respect, (y) Forty Seven and the Forty Seven Board have complied with the provisions summarized under "—Recommendation Change" above, and (z) Forty Seven has paid the Termination Fee (as defined below) immediately before or simultaneously with and as a condition to such termination (such termination a "Superior Offer Termination");

  (vi)
  by Parent (so long as neither Parent nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if Forty Seven has breached any of its representations or warranties or has failed to perform any of its covenants or obligations pursuant to the Merger Agreement, such that any of the following conditions would not be satisfied and could not be cured by Forty Seven by the End Date, or if capable of being cured, is not cured within forty-five (45) days of receiving written notice from Parent of such breach or failure to perform (such termination, a "Forty Seven Breach Termination"):

    (A)
    certain representations and warranties of Forty Seven, including with respect to certain corporate matters (including due organization and authority to enter into and perform under the Merger Agreement), applicability of state takeover laws, the opinion of Forty Seven's financial advisor and brokers' and other advisors' fees, will be true and correct in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

    (B)
    certain representations and warranties of Forty Seven regarding its capitalization will be true and correct in all respects (except for de minimis inaccuracies) as of the date of the Merger Agreement and as of the Offer Acceptance Time;

    (C)
    the representation and warranty of Forty Seven regarding the absence of a Material Adverse Effect from September 30, 2019 through the date of the Merger Agreement will be true and correct in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time; and

    (D)
    the representations and warranties of Forty Seven other than those referenced in paragraphs (A) through (C) above being true and correct (disregarding all "Material Adverse Effect" and "Materiality" qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect; and

    (E)
    Forty Seven has complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time; or

  (vii)
  by Forty Seven (so long as Forty Seven is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if (a) Parent or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Offer and the Merger and such breach or failure could not be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, is not cured within forty-five (45) days after receiving written notice from Forty Seven of such breach or failure to perform, or (b) Purchaser failed to commence the Offer on or prior to the tenth (10th) business day following the date of the Merger Agreement or if Purchaser fails to consummate the Offer in accordance with the Merger Agreement.

        Effect of Termination.    If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Forty Seven (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that (i) certain specified provisions of the Merger Agreement will survive, including those described in "—Forty Seven Termination Fee" below, (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms and

(iii) except as set forth in the Merger Agreement, termination will not relieve any party from liability for fraud or willful and material breach of the Merger Agreement prior to such termination.

        Forty Seven Termination Fee.    Forty Seven has agreed to pay Parent a termination fee of $160 million in cash (the "Termination Fee") if:

  (i)
  the Merger Agreement is terminated by Forty Seven pursuant to a Superior Offer Termination;

  (ii)
  the Merger Agreement is terminated by Parent pursuant to an Adverse Recommendation Termination; or

  (iii)
  (x) after the date of the Merger Agreement, an Acquisition Proposal has been publicly disclosed or otherwise become publicly known (and not unconditionally withdrawn), (y) thereafter, the Merger Agreement is terminated (A) by Parent or Forty Seven pursuant to an End Date Termination, or (B) by Parent pursuant to a Forty Seven Breach Termination resulting from a willful and material breach of any covenant in the Merger Agreement and (C) within twelve (12) months of such termination, the Forty Seven Board approves or recommends any Acquisition Proposal (regardless of when made), and Forty Seven enters into a definitive agreement with respect to such Acquisition Proposal which will have been consummated; provided that for purposes of determining if the Termination Fee is payable in such circumstances, the term "Acquisition Proposal" will have the meaning described in "—No Solicitation" above, except that all references to "20%" will be deemed to be references to "50%."

        In the event Parent receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to Parent and Purchaser in connection with, any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, "Parent Related Parties") (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Forty Seven or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination. In no event will Forty Seven be required to pay the Termination Fee on more than one occasion.

        Parent's right to receive the payment from Forty Seven of the Termination Fee will be the sole and exclusive remedy of the Parent Related Parties against Forty Seven and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members or affiliates (collectively, "Company Related Parties") for any loss or damages suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of such amount(s), none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions.

        Specific Performance.    The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the Merger Agreement. The right to specific performance includes the right of Forty Seven, on behalf of itself and any third party beneficiaries to the Merger Agreement, to cause Parent and

Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and conditions set forth in the Merger Agreement.

        Expenses.    Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

        Offer Conditions.    The Offer Conditions are described in Section 13—"Conditions of the Offer."

  Confidentiality Agreement

        Prior to signing the Merger Agreement, Parent and Forty Seven entered into the Confidentiality Agreement, pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with the consideration of a possible business transaction involving Parent and Forty Seven. Parent's and Forty Seven's obligations with respect to confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement, and will expire seven (7) years after the date of the Confidentiality Agreement. The Confidentiality Agreement does not include (i) an employee non-solicitation provision or (ii) a standstill provision.

        This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

12.   Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $4.9 billion at or prior to the Closing. The funds to pay for all Shares accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from Parent's available cash and cash equivalents on hand.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger, and (iv) Parent and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger on the terms set forth in this Offer to Purchase.

13.   Conditions of the Offer.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (k) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer), if: (A) the Minimum Tender Condition (described in clause (a) below), the Termination Condition (described in clause (k) below), the HSR Condition (described in clause (h) below), and the

Governmental Impediment Condition (described in clause (j) below) shall not be satisfied by one minute after 11:59 p.m., Eastern Time on the Expiration Date; or (B) any of the additional conditions described below has not been satisfied or waived in writing by Parent:

  a.
  there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, represents one more Share than 50% of the sum of (x) the total number of Shares outstanding, plus (y) the total number of Shares that Forty Seven would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities vested and outstanding that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication);

  b.
  the representations and warranties of Forty Seven set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.4, Section 3.21, Section 3.23 and Section 3.24 of the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

  c.
  the representations and warranties of Forty Seven set forth in the first sentence of Section 3.3(a), clauses (i) - (ii) of Section 3.3(b) solely as such representations relate to Forty Seven, clauses (i) - (iii) of Section 3.3(c) and Section 3.3(d) of the Merger Agreement shall be true and correct (except for de minimis inaccuracies) in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

  d.
  the representation and warranty of Forty Seven set forth in Section 3.6(b) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;

  e.
  the representations and warranties of Forty Seven set forth in the Merger Agreement (other than those referred to in clauses (b) through (d) above) shall be true and correct (disregarding for this purpose all "Material Adverse Effect" and "materiality" qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Material Adverse Effect;

  f.
  Forty Seven has complied with and performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

  g.
  since the date of the Merger Agreement, there has not occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect that is continuing;

  h.
  the waiting period (or any extension thereof) applicable to the Offer under the HSR Act has expired or been terminated;

  i.
  Parent and Purchaser have received a certificate executed on behalf of Forty Seven by the Chief Executive Officer and the Chief Financial Officer of Forty Seven confirming that the conditions set forth in paragraphs (b) through (g) above have been satisfied;

  j.
  there shall not have been issued by any governmental body of competent jurisdiction in any jurisdiction in which Parent or Forty Seven has material business operations, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body in any jurisdiction in which Parent or Forty Seven has material business operations, which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

  k.
  the Merger Agreement has not been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser), and (except for the Minimum Tender Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).

14.   Dividends and Distributions.

        The Merger Agreement provides that Forty Seven will not, between the date of the Merger Agreement and the Effective Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares). See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Conduct of Business Pending the Merger."

15.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and Purchaser's review of publicly available filings by Forty Seven with the SEC and other information regarding Forty Seven, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Forty Seven and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Forty Seven's or Parent's business or that certain parts of Forty Seven's or Parent's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust.    Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser's acquisition of the Shares in the Offer (and the Merger).

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15)-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger as promptly as reasonably practicable, but no later than ten (10) business days from the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 pm, Eastern Time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material ("Second Request") from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent's substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent's consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Forty Seven is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Forty Seven's failure to make its filing nor failure to comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser's acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser's purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, Forty Seven or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—"Conditions of the Offer."

        Parent and Forty Seven also conduct business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which Parent and Forty Seven are engaged, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States and approval of any non-U.S. antitrust authority is not a condition to the consummation of the Offer or the Merger.

        Based upon an examination of publicly available and other information relating to the businesses in which Forty Seven is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—"Conditions of the Offer."

        Stockholder Approval Not Required.    Forty Seven has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Forty Seven and the consummation by Forty Seven of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Forty Seven, and no other corporate proceedings on the part of Forty Seven are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Forty Seven will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Forty Seven will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Forty Seven in accordance with Section 251(h) the DGCL. See Section 11—"Purpose of the Offer and Plans for Forty Seven; Summary of the Merger Agreement and Certain Other Agreements."

        State Takeover Laws.    A number of states (including Delaware, where Forty Seven is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, Forty Seven has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Forty Seven has represented to us in the Merger Agreement that it has taken all actions necessary or appropriate to exempt the execution, delivery, and performance of the Merger Agreement and the Offer, the Merger, and the other transactions contemplated by the Merger Agreement from Section 203 of the DGCL and any other "moratorium," "control share acquisition," "fair price," "super majority," "affiliate transactions," or "business combination" or other similar state anti-takeover laws and regulations. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Forty Seven who (i) did not tender their Shares in the Offer; (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the "fair value" of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

        Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, Forty Seven may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the stockholder must (i) prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Forty Seven a written demand for appraisal of his, her or its Shares, which demand must reasonably inform Forty Seven of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender his, her or its Shares in the Offer; (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and (iv) comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex B to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Forty Seven stockholders exercise appraisal rights under Section 262 of the DGCL.

        If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

        Legal Proceedings Relating to the Tender Offer.    None.

16.   Fees and Expenses.

        Parent has retained the Depositary and the Information Agent in connection with the Offer. The Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.   Miscellaneous.

        The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, "blue sky" or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Forty Seven" under "Available Information."

        The Offer does not constitute a solicitation of proxies for any meeting of Forty Seven's stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Forty Seven or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Gilead Sciences, Inc. Toro Merger Sub, Inc. March 10, 2020

 SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT.

1.     Directors and Executive Officers of Purchaser.

        The following table sets forth information about the directors and executive officers of Purchaser as of March 10, 2020.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Andrew D. Dickinson United States of America President and Treasurer; Director	Mr. Dickinson serves as Parent's Chief Financial Officer, responsible for the oversight of Parent's global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role, served as head of Parent's corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent's licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard. Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor's degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago.
Brett A. Pletcher United States of America Secretary; Director

Mr. Pletcher leads a group at Parent that includes the government affairs and policy, public affairs, and legal organizations. In his role, he oversees Parent's work to shape health policy and communicate Parent's perspective across external audiences. As General Counsel, he is also responsible for all of Parent's legal functions, including intellectual property, litigation and compliance efforts associated with the promotion of Parent's products. Before joining Parent in 2005, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he provided corporate and securities services to emerging growth public and private companies as well as venture capital investors. Mr. Pletcher received his bachelor's degree in economics and political science from the University of California, Riverside and earned his law degree from the University of California, Berkeley's Boalt Hall School of Law. He is a member of the California State Bar and a former member of the Nasdaq Listing and Hearing Review Council, and currently serves on the Advisory Board for the East Bay Community Law Center.

Schedule A-1

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jason A. Okazaki United States of America Assistant Secretary; Director

Mr. Okazaki joined Parent in 2006 and is currently Senior Vice President, Legal and Assistant Secretary focusing primarily on legal support for Parent's corporate development, research and development, clinical/development operations, facilities, emerging markets, medical affairs, finance, human resources, information technology, and manufacturing organizations. Mr. Okazaki also serves as Assistant Secretary. Prior to joining Parent, Mr. Okazaki was a senior associate at the law firm of Skadden, Arps, Slate, Meagher & Flom, where he advised a wide range of clients on mergers and acquisitions and corporate securities matters. Mr. Okazaki received his bachelor's degree in economics from Stanford University and his law degree from the University of California, Hastings College of the Law.

2.     Directors and Executive Officers of Parent.

        The following table sets forth information about the directors and executive officers of Parent as of March 10, 2020.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jacqueline K. Barton, Ph.D. United States of America Director	Dr. Barton is the John G. Kirkwood and Arthur A. Noyes Professor of Chemistry in the Division of Chemistry and Chemical Engineering at the California Institute of Technology, where she has been a member of the faculty for nearly 30 years and served as the Norman Davidson Leadership Chair of the division from 2009 to 2019. She is a member of the board of directors of Dow Inc., and previously served on the board of directors and Materials Advisory Committee of DowDupont Inc. and the board of directors of The Dow Chemical Company. Dr. Barton also founded and served on the board of directors of GeneOhm Sciences Inc., a molecular diagnostics company acquired by Becton, Dickinson and Company, and was a member of Parent's Scientific Advisory Board from 1989 to 2007. She is a member of the National Academy of Sciences, the National Academy of Medicine, and the American Philosophical Society. In 2011, Dr. Barton received the 2010 National Medal of Science for her discovery of new chemistry of the DNA helix, and in 2015, she received the Priestley Medal, the highest award of the American Chemical Society.
John F. Cogan, Ph.D. United States of America Director

Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan's current research is focused on U.S. budget and fiscal policy, social security and health care. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a trustee of the Charles Schwab Family of Funds.

Schedule A-2

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Sandra J. Horning, M.D. United States of America Director

Dr. Horning was the Chief Medical Officer and Global Head of Product Development of Roche, Inc., until her retirement in 2019. During her 10-year career at Roche and Genentech, she helped bring 15 new medicines to patients in disease areas including cancer, multiple sclerosis, influenza and blindness. Prior to her career at Roche, Dr. Horning spent 25 years as a practicing oncologist, investigator and tenured professor at Stanford University School of Medicine, where she remains a professor of medicine emerita. From 2005 to 2006, she served as President of the American Society of Clinical Oncology. Dr. Horning was recognized as the 2020 Healthcare Businesswomen's Association Woman of the Year. She was also selected as the 2017 recipient of the Duane Roth Memorial Award, an honor dedicated to leaders in healthcare, whose work has overcome numerous scientific obstacles to create new paradigms in research and treatment. From 2015 to 2018, Dr. Horning served on the board of directors of Foundation Medicine. She currently serves as an advisor to EQRx.

Kelly A. Kramer United States of America Director

Ms. Kramer has been Executive Vice President and Chief Financial Officer of Cisco Systems, Inc., a worldwide technology leader, since 2015. Prior to that, she was Senior Vice President of Corporate Finance at Cisco. She previously served as Vice President and Chief Financial Officer of GE Healthcare Systems and Chief Financial Officer of GE Healthcare Biosciences. Ms. Kramer has also worked in GE's Corporate Headquarters, Transportation Systems and Aerospace divisions. She is a member of the board of directors of the Silicon Valley chapter of City Year, a non-profit organization that provides educational support for at-risk students in high-poverty communities.

Kevin E. Lofton United States of America Director

Mr. Lofton has served as Chief Executive Officer of CommonSpirit Health, a system of hospitals and other care centers that resulted from the merger between Catholic Health Initiatives ("CHI") and Dignity Health, since February 2019. Mr. Lofton recently announced that he will be retiring from this role effective June 30, 2020. He previously served as the Chief Executive Officer of CHI from 2003 to 2019. Mr. Lofton also served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital. In 2007, he served as Chairman of the Board of the American Hospital Association, the nation's largest hospital trade association. In 2016, he received an honorary Doctor of Humanities in Medicine degree from the Baylor College of Medicine. In 2014, the Healthcare Financial Management Association awarded the Richard L. Clarke Board of Directors Award to Mr. Lofton in recognition of his extensive and far reaching work in the area of healthcare disparities and creating healthier communities. Mr. Lofton also serves on the board of directors of Rite Aid Corporation.

Schedule A-3

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Harish Manwani Singapore Director

Mr. Manwani is a Senior Operating Partner at The Blackstone Group L.P., a leading global alternative asset manager, which he joined in 2015. He previously was Chief Operating Officer of the Unilever Group from 2011 until his retirement in 2014. Mr. Manwani joined Unilever in 1976 as a management trainee in India and held senior management roles around the world, including North America, Latin America, Asia, Africa and Central and Eastern Europe. Mr. Manwani is an honors graduate from Bombay University. He holds a master's degree in Management Studies, and he attended the Advanced Management Program at Harvard Business School. Mr. Manwani is the Chairman of Board of the Indian School of Business, and also serves on the board or directors of Whirlpool Corporation, Qualcomm Incorporated, Nielsen Holdings plc., EDBI Pte Ltd. and Tata Sons Private Limited. He previously served as the non-executive Chairman of Hindustan Unilever Limited from 2005 to 2018, and as a member of the board of directors of The Economic Development Board of Singapore from 2013 to 2019 and Pearson plc from 2013 to 2018.

Daniel P. O'Day United States of America Chief Executive Officer; Director

Mr. O'Day joined Parent as Chairman and Chief Executive Officer on March 1, 2019. Prior to joining Parent, Mr. O'Day served as the Chief Executive Officer of Roche Pharmaceuticals. His career at Roche spanned more than three decades, during which he held a number of executive positions in the company's pharmaceutical and diagnostics divisions in North America, Europe and Asia. During his time at Roche, Mr. O'Day demonstrated vision and leadership, helping to engineer the acquisitions of Flatiron Health and Foundation Medicine in 2018. He served as a member of Roche's Corporate Executive Committee, as well as on a number of public and private boards, including Genentech, Inc., Foundation Medicine, Inc. and Chugai Pharmaceutical Co., Ltd. Mr. O'Day holds a bachelor's degree in biology from Georgetown University and an MBA from Columbia University in New York.

Schedule A-4

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Richard J. Whitley, M.D. United States of America Director

Dr. Whitley is the Distinguished Professor, Loeb Scholar Chair in Pediatrics, and Professor of Pediatrics, Microbiology, Medicine and Neurosurgery at the University of Alabama at Birmingham. He is the Co-Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Director for Drug Discovery and Development; Senior Leader, Comprehensive Cancer Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Founder and Co-Director, Alabama Drug Discovery Alliance. Dr. Whitley is responsible for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and directs a center for drug discovery in the arena of emerging infections. He is a past President of the International Society of Antiviral Research and the Infectious Diseases Society of America, and currently chairs both the NIAID Recombinant DNA Advisory Council and the NIAID HIV Vaccine Data Safety and Management Board. He is an elected member of the American Society of Clinical Investigation, the Association of American Physicians and an Honorary member of the Irish Academy of Science.

Gayle E. Wilson United States of America Director

Ms. Wilson served as California's First Lady from 1991 to 1999. She is a member of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides grants for higher education, social impact, civic, cultural issues and health issues. She is also Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science and a member of the board of trustees of the California Institute of Technology.

Per Wold-Olsen Norway Director

Mr. Wold-Olsen has served as the Chair of Parent's Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S and Oncopeptides AB. In addition, he is the Chairman of the Board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

Schedule A-5

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Andrew D. Dickinson United States of America Chief Financial Officer

Mr. Dickinson serves as Parent's Chief Financial Officer, responsible for the oversight of Parent's global finance, corporate development, information technology, operations and strategy organizations. Mr. Dickinson joined Parent in 2016 and prior to his current role served as head of Parent's corporate development and strategy group. In that role, Mr. Dickinson drove all of Parent's licensing, partnership and acquisition transactions and guided investments into new areas. Prior to his tenure at Parent, Mr. Dickinson was the global Co-Head of Healthcare Investment Banking at Lazard. Earlier in his career, he served as General Counsel and Vice President of Corporate Development at Myogen, Inc., which was acquired by Parent in 2006. Mr. Dickinson received his bachelor's degree in molecular, cellular and developmental biology from the University of Colorado at Boulder and his law degree from Loyola University of Chicago.

Johanna Mercier Canada Chief Commercial Officer

Ms. Mercier leads Parent's Commercial organization with responsibility for commercializing Parent's therapies in countries and regions around the world. Prior to joining Parent in July 2019, Ms. Mercier spent 25 years at Bristol-Myers Squibb, where she was most recently President and Head of U.S., France, Germany, Japan, Korea and Taiwan. In her role, she oversaw a complex organization comprising a majority of the company's business. Ms. Mercier was also actively engaged with the policy and advocacy community to ensure the affordability and access of prescription medicines to patients. Ms. Mercier began her career in sales and marketing in Canada, then went on to lead worldwide early and clinical portfolios, followed by market teams across both the U.S. and Europe. She was Bristol-Myers Squibb's General Manager of UK & Ireland and later President of Worldwide Markets for Europe, Australia and Canada. In her most recent role, which included responsibility for the U.S. business and other priority markets, she successfully evolved the culture and drove strong commercial execution with double-digit growth and multiple launches that changed the standard of care in melanoma and renal cancers. Ms. Mercier holds a science degree from the University of Montreal and an MBA from Concordia University.

Schedule A-6

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Merdad V. Parsey, M.D., Ph.D. United States of America Chief Medical Officer

Dr. Parsey is Parent's Chief Medical Officer, responsible for overseeing Parent's global clinical development and medical affairs organizations. In his role, Dr. Parsey supervises all clinical trials and development operations. Together with the leadership team, he works to advance clinical development strategies and programs with the goal of changing the trajectory of disease and transforming care for the patients of today and tomorrow. Dr. Parsey joined Parent in 2019, after serving as Senior Vice President of Early Clinical Development at Genentech, where he led clinical development for areas including inflammation, oncology and infectious diseases. Prior to Genentech, Dr. Parsey served as President and CEO of 3-V Biosciences (now Sagimet BioSciences), held development roles at Sepracor, Regeneron and Merck and was Assistant Professor of Medicine and Director of Critical Care Medicine at the New York University School of Medicine. He completed his M.D. and Ph.D. at the University of Maryland, Baltimore, his residency in Internal Medicine at Stanford University and his fellowship in Pulmonary and Critical Care Medicine at the University of Colorado. Dr. Parsey currently serves on the Board of Directors for Sagimet BioSciences.

Brett A. Pletcher United States of America Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary

Mr. Pletcher leads a group at Parent that includes the government affairs and policy, public affairs, and legal organizations. In his role, he oversees Parent's work to shape health policy and communicate Parent's perspective across external audiences. As General Counsel, he is also responsible for all of Parent's legal functions, including intellectual property, litigation and compliance efforts associated with the promotion of Parent's products. Before joining Parent in 2005, Mr. Pletcher was a partner in the law firm of Gunderson Dettmer, LLP, where he provided corporate and securities services to emerging growth public and private companies as well as venture capital investors. Mr. Pletcher received his bachelor's degree in economics and political science from the University of California, Riverside and earned his law degree from the University of California, Berkeley's Boalt Hall School of Law. He is a member of the California State Bar and a former member of the Nasdaq Listing and Hearing Review Council, and currently serves on the Advisory Board for the East Bay Community Law Center.

Schedule A-7

        The common business address and telephone number for all the directors and executive officers is as follows:

        c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404, telephone number: (650) 574-3000.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Forty Seven or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

        The Depositary for the Offer is:

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

        The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll free:
(888) 750-5834 (from the U.S. and Canada)
or +1 (412) 232-3651 (from other locations)
Banks and Brokers may call collect: (212) 750-5833

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT.